As filed with the Securities and Exchange Commission on July 7, 2004

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): July 7, 2004

PROGRESS ENERGY, INC.

(Exact name of registrants as specified in their charters)

North Carolina	1-15929	56-2155481
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

FLORIDA PROGRESS CORPORATION

Florida	1-8349	59-2147112
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

410 S. Wilmington Street, Raleigh, North Carolina 27601-1748

(Address of principal executive offices)

Registrants’ telephone number, including area code: (919) 546-6111

NONE

(Former name, former address and former fiscal year, if changed from last report)

This combined Form 8-K is filed separately by two registrants:    Progress Energy, Inc. and Florida Progress Corporation. Information contained herein relating to either individual registrant is filed by such registrant solely on its own behalf.

ITEM 5. OTHER EVENTS

Progress Energy, Inc. (“Progress Energy” or the “Company”) has been informed that Internal Revenue Service (“IRS”) field auditors anticipate taking an adverse position regarding the placed-in-service date of the Company’s four EARTHCO synthetic fuel facilities. One of the conditions to qualify for tax credits under Section 29 of the Internal Revenue Code is that the production facility must have been placed in service before July 1, 1998. Due to the auditors’ position, the IRS has decided to withdraw from the Pre-Filing Agreement (“PFA”) program with Progress Energy. The PFA program allows taxpayers voluntarily to accelerate the IRS exam process in order to seek resolution of specific issues. The Company has no plans to alter its synthetic fuel production schedule as a result of this development. The EARTHCO facilities are operated by Progress Fuels Corporation, a direct subsidiary of Florida Progress Corporation (“Florida Progress”), and indirect subsidiary of the Company.

The information provided by the IRS field auditors only addresses Progress Energy’s four EARTHCO facilities.

With the IRS’s withdrawal from the PFA program, the review of the Company’s EARTHCO facilities is back on the normal procedural audit path of the Company’s tax returns. The Company anticipates that the field audit team will provide its written recommendation by the end of this summer. At that point, the Company will have the opportunity to present its case to the appeals section within the IRS. The Company believes the appeals process could take up to two years to complete; however, it cannot control the actual timing of resolution.

While the Company is confident in its position on placed-in-service, it is disclosing the potential financial impact of a complete disallowance of EARTHCO tax credits. Through March 31, 2004, the Company has claimed $942 million of tax credits generated by the EARTHCO facilities. If these credits were disallowed, the Company’s one-time exposure for cash tax payments would be $229 million (excluding interest), and earnings and equity would be reduced by $942 million. As a result, leverage would increase approximately 400 basis points. Progress Energy expects to earn roughly $200 million per year from synthethic fuels, of which approximately 75 percent is generated by the EARTHCO facilities. The financial impact of any disallowance is unknown and would be based on the timing of the audit resolution and future synthetic fuel production levels. Based on the maintenance of the Company’s current production schedule, the amount of tax credits generated by the Company and the potential impact of any disallowance may increase over time.

If the IRS is successful in disallowing any or all of the tax credits related to the EARTHCO facilities, this would reduce or eliminate the economic value of the Contingent Value Obligations (CVOs). The CVOs were issued to the Florida Progress shareholders at the time of the merger closing and entitles them to payments if the EARTHCO facilities achieve certain cash flow goals.

Progress Energy subsidiaries produce synthetic fuel at five wholly owned entities and one minority owned entity in Virginia, West Virginia and Kentucky. The five wholly owned entities—Colona and the four Earthco facilities—represent 98 percent of Progress Energy’s total synthetic fuel production capacity. The synthetic fuel process involves combining coal material with a chemical change agent to create a significant chemical change in the coal feedstock used to produce such synthetic fuel. Progress Energy’s product is sold to unrelated utilities and industrial firms.

This report contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve estimates, projections, goals, forecasts, assumptions, and predictions. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements. These risks and uncertainties include, without limitation, a determination from governmental authorities that Progress Energy does not qualify for Section 29 tax credits for its synthetic fuel facilities. Risk factors associated with Section 29 tax credits as well as additional risk factors are detailed from time to time in the registrants’ SEC reports including the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

Any forward-looking statement speaks only as of the date on which such statement is made, and Progress Energy does not undertake any obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made.

ITEM 9. REGULATION FD DISCLOSURE

On July 7, 2004, Progress Energy, Inc. (“Progress Energy” or the “Company”) announced that it had been notified by the Internal Revenue Service (“IRS”) that IRS field auditors anticipate taking an adverse position regarding the placed-in-service date for the Company’s four EARTHCO synthetic fuel facilities and that the IRS has decided to withdraw from the Pre-Filing Agreement program relating to the ongoing tax examination of the Company’s synthetic fuel program. A copy of the press release regarding the announcement is being furnished as Exhibit 99.1. Exhibit 99.1 is incorporated by reference into this Item 9.

Certain information in this report (including the exhibit) is furnished pursuant to Item 9 and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The furnishing of this report is not intended to constitute a determination by Progress Energy that the information is material or that the dissemination of the information is required by Regulation FD.

Progress Energy regards any information provided in the press release to be current and accurate only as of the date of the press release and specifically disclaims any duty to update such information unless it is necessary to do so in accordance with applicable law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PROGRESS ENERGY, INC. and FLORIDA PROGRESS CORPORATION
Registrants

By:	/s/ Geoffrey S. Chatas
Geoffrey S. Chatas
Executive Vice President
and Chief Financial Officer

Date: July 7, 2004